Putnam Ohio Tax Exempt Income Fund, May 31, 2015, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A				3,947
Class B		  		   47
Class C		    		  271
Class M		     	   	   15

72DD2

Class Y		    		  345

73A1

Class A			     0.297489
Class B			     0.240622
Class C	      	  	     0.226835
Class M	      	  	     0.272415

73A2

Class Y			     0.318020

74U1

Class A			       12,999
Class B				  198
Class C				1,190
Class M				   60

74U2

Class Y				 1,325

74V1

Class A				 9.07
Class B				 9.06
Class C				 9.07
Class M				 9.08

74V2

Class Y				 9.08

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.